Exhibit 10.17G
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[AEP Letterhead]
Oxford Mining Company, LLC
c/o Eagle Fuels
330 Oak Park
P.O. Box 291
Cadiz, OH 43907
Attention: Charles Ungurean
May 21, 2009

Re:	Coal Supply Agreement No. 10-62-04-900, dated as of May 21, 2004, as amended, between American Electric Power Service Corporation, as agent for Columbus Southern Power Company (“Buyer”), and Oxford Mining
Company, LLC (formerly Oxford Mining Company, Inc.) (“Seller”)
(the “Agreement”)

Amendment No. 2009-1
Gentlemen:
Reference is made to the above referenced Coal Supply Agreement, as amended, (the “Agreement”) under which Seller is supplying coal to Buyer.
Buyer and Seller agree to reduce the Contract Quantity obligation for Contract [*] by [*] tons. Through November 2008, there was a tonnage shortfall of [*] Tons (inclusive of [*] force majeure Tons claimed by Seller during Contract [*]). During the months of January and February 2009, Seller delivered [*] tons of coal against the existing shortfall. In addition, the parties have agreed to reduce the tonnage shortfall by [*] tons in 2009, resulting in a revised shortfall of [*] tons of coal. Therefore, Buyer and Seller hereby agree to amend the Agreement effective as of May 1, 2009 as follows:
1)	Section 2.1, Contract Quantity, of Article II, Obligations and Deliveries, shall be deleted in its entirety and replaced with the following in lieu thereof:
     Section 2.1 Contract Quantity. During the Delivery Period, Seller agrees to sell and deliver to Buyer and Buyer agrees to purchase and accept from Seller, FOB truck or railcar (as applicable) at the Designated Delivery Point, the quantity of Coal set forth herein.

Contract [*]	Contract Quantity	Specification A Tons	Specification B Tons
[*]	[*] per [*]	[*]	(see below)
[*] - [*]	[*] per [*]	[*]	(see below)
[*] - [*]	[*] per [*]	(see below)	(see below)
[*]	[*] per [*]	(see below)	(see below)
[*] - [*]	[*] per [*]	(see below)	(see below)
     For the Delivery Period from [*], through [*], Seller shall deliver, and Buyer shall accept, no less than [*] Tons per Contract [*] of Specification A Coal. Not less than one hundred eighty (180) days prior to each Contract [*] commencing with Contract [*], Buyer will notify Seller whether the Conesville Coal Preparation Plant will continue operating during the next Contract [*]. For each

Oxford Mining Company, Inc.
Amendment No. 2009-1

Contract [*] commencing with Contract [*] in which the Conesville Coal Preparation Plant continues operating, Buyer shall nominate a minimum of [*] Tons of Specification A Coal. The remaining Coal to be delivered to Buyer shall consist of Specification B Coal. Provided that the total Tons of Specification A and Specification B Coal shall equal the Contract Quantity, which Quantity may be increased at Buyer’s option, as provided herein, upon thirty (30) days prior written notice to Seller, Buyer may elect to receive (i) more than [*] Tons of Specification A Coal during any Contract [*] in which the Conesville Coal Preparation Plant is operating, or (ii) any number of Specification A and Specification B Tons of Coal during any Contract [*] in which the Conesville Coal Preparation Plant is not operating.
     Such tonnage shall be delivered ratably during each month of each Contract [*] unless otherwise agreed to by Buyer and Seller.
     Through November 2008, there was a tonnage shortfall of [*] Tons (inclusive of [*] force majeure Tons claimed by Seller during Contract [*]). The shortfall has subsequently been reduced by [*] tons delivered by Seller in the months of January and February, 2009. The parties have agreed to an additional shortfall tonnage reduction in 2009, for a remaining shortfall total of [*] Tons. Buyer shall have the right to increase deliveries in any month(s) by up to [*] Tons per month with thirty (30) days prior written notice until such time as the [*] Tons have been delivered. The Contract Price to be paid for such Coal shall be the Contract Price in effect when delivered.
     Prior to Seller selling any washed Coal to a third party from a preparation plant that commences operation after January 1, 2009, Buyer shall have the right of first refusal to purchase the first [*] Tons of washed Coal processed during any Contract [*] from such preparation plant at the price Seller would otherwise sell to a third party (the “First Refusal Price”), provided that if Buyer elects to purchase such washed Coal, the Contract Price for such Coal shall be the First Refusal Price prior to January 1, 2013, and thereafter the First Refusal Price less [*] per Ton. Should Buyer elect to purchase the washed Coal, Seller’s tonnage obligation under this Agreement shall be reduced by the amount of washed Coal that Seller delivers to Buyer. Such washed Coal shall meet the Specification C quality specifications as set forth on Schedule 3.1-A.
     During each Contract [*] (including any option period[s] elected), Buyer shall have the right to increase the Contract Quantity by [*] Tons per half-year (January through June or July through December being a “Contract Half-Year”) (hereinafter the “Half-Year Quantity Option”) by notifying Seller of its election to take such Half-Year Quantity Option at least ninety (90) days prior to the beginning of the applicable Contract Half-Year.
     Additionally, for any month(s) through [*], Buyer shall have the right at any time, and from time to time, to increase its monthly quantity obligation (i.e. the Contract Quantity for the applicable Contract [*] divided by 12) for Specification A and/or Specification B Coal by up to [*] Tons (hereinafter the “Monthly Quantity Option”), and thus increase the Contract Quantity by up to [*] Tons per month, at any time prior to thirty (30) days prior to the beginning of the applicable delivery month. Such election shall remain in effect until such time as Buyer again gives at least thirty (30) days prior notice of a subsequent election to reduce the monthly quantity obligation by the amount of such increase.
2)	For the period May [*] through [*], the following quality specifications for Specification A reflected in Schedule 3.1-A, Quality Specifications shall be amended as follows:

Weighted Average “As-Received” Basis
	Contracted	Half-Month (A) *	Applicable Lot (B) *
SPECIFICATION A:	Half-Month	Suspension Limit	Suspension Limit (D)*
Calorific Value (Btu/lb.)	[*]	[*] minimum	[*] minimum
Ash (%)	[*]	[*] maximum	[*] maximum
Sulfur Dioxide (lbs. SO2/MMBtu) (C)*	[*]	[*] maximum	[*] maximum
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Oxford Mining Company, Inc.
Amendment No. 2009-1

Except as amended herein, all other provisions of the Agreement shall remain in full force and effect. If you are in agreement with the foregoing, kindly indicate your acceptance thereof by signing the enclosed duplicate of this letter in the space provided and by returning it to this office.

Very truly yours,

/s/ James D. Henry
James D. Henry	Acceptance Date: June 11, 2009
Vice President — Fuel Procurement East
AMERICAN ELECTRIC POWER	Oxford Mining Company, LLC
SERVICE CORPORATION, as agent for
Columbus Southern Power Company
By: /s/ Charles C. Ungurean

Its: President & CEO

xc: W. E. Spiker — Eagle Fuels, Inc.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.